Exhibit(m)(2)

                           SCUDDER VARIABLE SERIES II
                            MASTER DISTRIBUTION PLAN
                               FOR CLASS B SHARES


                                   SUPPLEMENT
                         (as approved January 15, 2003)


         In accordance with Section 2 of the Scudder Variable Series II Master Distribution Plan for Class B Shares (the "Plan"), the Board of Trustees of Scudder Variable Series II has determined that the Plan shall apply to the Class B Shares of the following Portfolio:

         Scudder Strategic Income Portfolio


Effective May 1, 2003